Exhibit 10.5

DATED 29 June, 2018

HYDE PARK RESIDENCE LIMITED (1)

AND

TIZIANA PHARMA LIMITED (2)

LEASE RELATING TO SUITE 14A, 55 PARK LANE, LONDON,

W1K 1NA

Lewis Silkin LLP
5 Chancery Lane
Clifford’s Inn

London EC4A 1BL

Ref: PB8093/403.139

We hereby certify this to be a true and accurate copy of the original

Signed	/s/ Lewis Silkin LLP
Lewis Silkin LLP
2 July 2018

PARTICULARS

Break Date	31 December 2018

Building	The building known as 55 Park Lane, London WIK 1NA of which the Premises form part and described in more detail in Part 1 of the First Schedule

Contractual Term	A term of one year from and including the Term Commencement Date ending on and including 30 June 2019

Landlord	HYDE PARK RESIDENCE LIMITED (company number 2061713) whose registered office is at 55 Park Lane, London W1K 1NA

Permitted Use	The use of the Premises as B1 offices

Principal Rent	The rent of FORTY TWO THOUSAND NINE HUNDRED AND SEVENTY THREE POUNDS AND TWENTY THREE PENCE (£42,973.23) per annum exclusive of Value Added Tax and business rates.

Premises	The part of the Building known as Office Suite 14A, 55 Park Lane, London W1K 1NA shown on the Plan and described in more detail in Part 2 of the First Schedule

Rent Commencement Date	The Term Commencement Date

Tenant	TIZIANA PHARMA LIMITED (company registration number 08760354) whose registered office is at 3rd Floor, 11-12 St James’s Square, London SW1Y 4LB

Term Commencement Date	1 July 2018

THIS LEASE is dated 29 June 2018

BETWEEN:-

(1)	The Landlord; and

(2)	The Tenant.

1	Definitions

In this Lease, unless the contrary intention appears, and where appropriate:-

“1954 Act” means the Landlord and Tenant Act 1954;

“1995 Act” means the Landlord and Tenant (Covenants) Act 1995;

“Alterations” means any alterations, additions or other works to the Premises;

“Common Parts” means all those parts of the Building from time to time intended for the common use of the Landlord, the Tenant and any other occupiers of the Building;

“Conduits” means all conducting media and ancillary apparatus used for the passage or transmission of Utilities;

“EPC” means energy performance certificate and recommendation report, as such terms are defined in the Energy Performance of Buildings (England and Wales) Regulations 2012;

“Insolvency Event” means any of the following:

(i)	the Tenant Is unable to pay its debts or is deemed to be unable to pay its debts under s123 Insolvency Act 1986 (if a company) or s268 Insolvency Act 1986 (if an individual);

(ii)	the Tenant makes any agreement, arrangement, scheme, composition or moratorium with Its creditors, including a voluntary arrangement under Part I (if a company) or Part VIII (if an individual) of the insolvency Act 1986;

(iii)	where the Tenant is a company, it has an administration application made in relation to it or voluntarily makes an administration application, notice of intention to appoint an administrator to the company is given by any of the persons entitled to give such notice under the insolvency Act 1986, as amended by the Enterprise Act 2002, an administrator is appointed or it has an administration order or interim order made against it under the Enterprise Act 2002;

(iv)	where the Tenant is an individual, he is the subject of a bankruptcy petition or his circumstances are such that a bankruptcy petition could be presented under Part IX of the Insolvency Act 1986, he has a bankruptcy order made against him or he is otherwise adjudged to be bankrupt;

(v)	any step is taken to enforce security over or to obtain possession of the Premises or any other assets or income of the Tenant, including the appointment of an interim receiver, receiver or administrative receiver;

(vi)	if the Tenant is a company, any step is taken by any person with a view to the winding up, whether solvent or insolvent, of the Tenant, or the Tenant ceases to carry on all or a material part of its business, except in relation to a voluntary winding up for the purpose of a reconstruction, amalgamation, reorganisation, merger or consolidation of the Tenant while solvent in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies; or

FLOOR : GROUND AREA : Gross internal 60.6 m2 / 652 ft2	OFFICE SUITE 14A 55 PARK LANE LONDON W1
DATE : SEPT 2006 DRAWING NUMBER : 14A / G

(vii)	in respect of a Tenant incorporated or resident in a jurisdiction outside England and Wales, any event or circumstance occurs which, under the laws of that jurisdiction, has an analogous or equivalent effect to any of the Insolvency Events contained in this definition.

“Insurance Event” means any damage to or destruction of the Building by any of the Insured Risks or the Supplemental Risks which at the date of such destruction or damage is covered by any insurance policy maintained by Landlord or any Superior Landlord;

“Insured Risks” means the insured risks defined in the Superior Lease;

“Interest” means interest charged at the Interest Rate, both before and after any judgment, and calculated on a daily basis from the date due for payment to the date on which payment is received and compounded with rests on the Quarter Days;

“Interest Rate” means 4% per annum above the base rate for the time being of Barclays Bank plc (or such other bank as the Landlord may from time to time nominate);

“Lease” means this underlease and any document supplemental to it;

“Previous Lease” means the Lease of the Premises dated 19 August 2015 and made between (1) Hyde Park Residence Limited and (2) Vistra (UK) Limited;

“Plan” means the plan annexed to this Lease;

“Quarter Days” means 25 March, 24 June, 29 September and 25 December; “Rents” means the rents payable by the Tenant under clause 4.1;

“Retained Parts” means all parts of the Building, excluding any parts of the Building, including the Premises, designed to be let to occupational tenants;

“Service Charge” means EIGHT THOUSAND TWO HUNDRED AND SIXTY FOUR POUNDS AND TEN PENCE (£8,264.10) per annum exclusive of VAT;

“Services” means (subject to clause 12.1(d)) the services listed in The Second Schedule; “Superior Landlord” means the landlord for the time being under the Superior Lease;

“Superior Lease” means a lease of the Building dated 11 May 2001 and made between (1) Park Lane Residences BVI Limited and (2) the Landlord and includes any documents supplemental to it at the date of this Lease;

“Supplemental Risks” means such of the following risks as shall not from time to time be Insured Risks: fire; lightning; explosion; aircraft or other aerial devices and articles dropped from them; earthquake; riot; civil commotion; malicious damage; flood; storm; or tempest; bursting or overflowing of water tanks, apparatus or pipes; impact and such other risks (including terrorism) as the Landlord may from time to time consider appropriate;

“Tenant’s Covenants” means the obligations in this Lease to be complied with by the Tenant;

“Term” means the Contractual Term granted by this Lease;

“Utilities” means the drainage of surface water and sewerage and the supply or transmission of gas, electricity, telecommunications, water and any other supplies or services made to or consumed in the Building; and

“Value Added Tax” includes any future tax of a similar nature.

2	Interpretation

In this Lease, unless the contrary intention appears, and where appropriate:-

2.1	the definitions on the preceding pages headed “Land Registry Particulars” and “Additional Particulars” apply to this Lease;

2.2	obligations which are entered into by more than one person shall be deemed to be joint and several;

2.3	references to one gender include all other genders and vice versa;

2.4	references to the singular include the plural and vice versa;

2.5	references to the parties include their successors in title;

2.6	references to persons include individuals, companies, corporations, firms, partnerships, government bodies and agencies;

2.7	titles and headings are for reference only and shall not affect the interpretation of this Lease;

2.8	references to a statute mean that statute as amended, consolidated or re-enacted at the relevant time and any statutory instrument, regulation or order made under it which is then in force and references to statutes in general include statutes in existence or enacted at any time in the future;

2.9	references to an indemnity mean an indemnity against all actions, claims, demands and proceedings made against the Landlord and all costs, expenses, liabilities and losses incurred directly or indirectly by the Landlord and “indemnify” and “indemnified” shall be construed accordingly;

2.10	if any provision in this Lease is held to be illegal, void, invalid or unenforceable for any reason, the legality, validity and enforceability of the remainder of this Lease shall not be affected;

2.11	references to the Premises or the Building include any part of them;

2.12	references to the end of the Term include the determination of the Term before the end of the Contractual Term, whether by re-entry, surrender or otherwise;

2.13	where the Tenant requires the consent of the Landlord to any alterations, any change to the Permitted Use, or any assignment or underletting, such consent shall not be effective unless given by way of a formal licence signed as a deed and any other consent or approval shall be in writing;

2.14	any document entered into pursuant to this Lease shall be in such form and contain such restrictions and conditions as the Landlord shall reasonably require;

2.15	any obligation on the Tenant to obtain the consent or approval of the Landlord shall include, where required under any document, an obligation to obtain such consent or approval from the holder of any superior interest and any mortgagee, and nothing contained in this Lease shall impose any obligation on any such person to act reasonably;

2.16	any reference to the date of assignment shall mean the date of the deed of assignment or transfer of this Lease and any covenants given to the Landlord on any assignment of this Lease shall take effect from such date;

2.17	any obligation on the Tenant includes an obligation on the Tenant to ensure that any person deriving title under the Tenant and its and their agents, employees, licensees and any other person under its or their control comply with that obligation and any reference to an act or default of the Tenant includes an act or default of those persons;

2.18	references to a “proper proportion” mean such proportion as is reasonably determined by the Landlord (or its surveyor) whose decision shall be binding, except in the case of manifest error;

2.19	the words “including” and ‘include” shall be deemed to be followed by the words ‘without limitation”;

2.20	any obligation on the Tenant not to do an act includes an obligation not to permit that act to be done;

2.21	if there is any conflict between the Plan and the description of the Premises in Part 2 of Schedule 1, then the latter shall prevail; and

2.22	references to “working days” mean any day from Monday to Friday (inclusive) and shall exclude any Bank or other public holiday, Saturday or Sunday.

3	Creation of letting

3.1	Grant of lease

The Landlord lets the Premises to the Tenant for the Contractual Term.

3.2	Rights and reservations

The Premises are let:

(a)	together with the rights set out in Part 3 of The First Schedule, in favour of the Tenant and any person deriving title under the Tenant, to be enjoyed in common with the Landlord, any Superior Landlord and every person authorised by them (including those to whom the Landlord or the Superior Landlord shall grant or have granted such rights) and all others having like or similar rights, unless otherwise stated in The First Schedule;

(b)	subject to the rights set out in The Third Schedule to the Superior Lease, in favour of the Superior Landlord, every person authorised by the Superior Landlord and all others who are or may become entitled to exercise them;

(c)	subject to the rights set out in Part 4 of The First Schedule, in favour of the Landlord, every person authorised by the Landlord and all others who are or may become entitled to exercise them; and

(d)	subject to the title matters set out in The Fifth Schedule to the Superior Lease and all other rights, easements, covenants and privileges enjoyed over or against the Premises or the Building, so far as any of them are still subsisting and capable of taking effect.

3.3	No implied rights

The Tenant shall not be entitled to the benefit of or to enforce any right, easement, covenant or agreement in respect of the Premises or the Building, except those expressly granted in clause 3.2(a), and s62 Law of Property Act 1925 shall not apply to this Lease.

3.4	Modification of rights

The Landlord shall be entitled to:

(a)	exercise the rights set out in Part 3 of The First Schedule, without any liability to the Tenant except as set out in The First Schedule; and

(b)	modify or end the rights granted in part 2 of The First Schedule without any liability to the Tenant if it grants such alternative rights as may be necessary for the proper and reasonable enjoyment of the Premises.

4	Payments

4.1	Rents

The Tenant shall pay to the Landlord by way of rent without any abatement, counterclaim, deduction, reduction or set off whatsoever (except as required by law):

(a)	from and including the Rent Commencement Date, the Principal Rent by equal quarterly payments in advance on the Quarter Days and, if the Landlord so requires, by banker’s standing order, the first payment (being a proportionate sum) being due on the date of this Lease;

(b)	from and including the Rent Commencement Date, the Service Charge by equal quarterly payments in advance on the Quarter Days, and, if the Landlord so requires, by banker’s standing order, the first payment (being a proportionate sum) being due on the date of this Lease; and

(c)	any other sums payable under this Lease,

4.2	Interest on late payments

The Tenant shall pay to the Landlord on demand Interest on any sums due to the Landlord which are not paid within fifteen working days of the due date for payment or, for the Principal Rent, on the due date for payment,

4.3	Value Added Tax

All sums payable by the Tenant under this Lease for taxable supplies of goods or services shall be treated as being exclusive of the Value Added Tax chargeable on such sums. The Tenant shall pay on demand all Value Added Tax properly demanded by the Landlord.

4.4	Outgoings and rates

The Tenant shall pay and indemnify the Landlord against all rates, taxes, charges and outgoings assessed or charged on the Premises or payable by the owner or occupier of them (except any tax, other than Value Added Tax, payable by the Landlord on the Rents, or any tax payable on the grant of this Lease or on any other dealing by the Landlord with its interest in the Building).

4.5	Valuations

The Tenant shall not agree or propose to alter the rating valuation of the Premises without the Landlord’s consent, such consent not to be unreasonably withheld or delayed.

4.6	Loss of rating relief

The Tenant shall pay to the Landlord on demand an amount equal to any rating relief which the Landlord is unable to claim after the Term has ended as a result of the Tenant having made such a claim.

4.7	Utilities

The Tenant shall pay for all Utilities used by the Tenant and any related meter rents, installation charges and connection charges. In the absence of direct assessment of any of the Utilities, the Tenant shall pay to the Landlord on demand a proper proportion of the cost of the Tenant’s use of the Utilities and any related rents and charges.

4.8	Landlord’s costs

The Tenant shall pay on a full indemnity basis and on demand all proper charges and expenses incurred by or on behalf of the Landlord (including legal and surveying fees and the Landlord’s own administration and management expenses) for and in connection with:-

(a)	the preparation and service of any notice and/or any proceedings under ss146 and/or 147 Law of Property Act 1925 and/or the Leasehold Property (Repairs) Act 1938, whether or not forfeiture is avoided other than by relief granted by the Court;

(b)	the preparation and service of any notice and/or schedule relating to dilapidations served during or within 12 months after the end of the Term;

(c)	the recovery of any arrears of Rent or other sums due to the Landlord under this Lease;

(d)	the preparation and service of any notice pursuant to s81 Tribunals, Courts and Enforcement Act 2007;

(e)	the preparation and service of any notice under s17 of the 1995 Act;

(f)	any steps taken by the Landlord to ensure that the Tenant makes good or has made good any breach of the Tenant’s Covenants, including any survey carried out to ascertain the nature and extent of any such breach; and

(g)	any application for consent to any matter for which the consent of the Landlord is required under this Lease, whether such consent is granted or not, unless the Landlord acts unreasonably in refusing consent. Any costs payable under this clause 4.8(g) shalt include the costs and expenses of the Superior Landlord where the consent of the Superior Landlord is required under the Superior Lease.

4.9	Indemnity

The Tenant shall keep the Landlord indemnified against any breach of the Tenant’s Covenants or any act or default of the Tenant in relation to the Premises or the Building.

5	Repairing Obligations

5.1	Repair

(a)	The Tenant shall:

(i)	keep the Premises arid the tenant’s fixtures in good and substantial repair and condition;

(ii)	replace any damaged or destroyed external glazing serving the Premises with glazing of the same specification, appearance and quality as previously;

(iii)	replace any landlord’s fixtures (including plant and machinery) in the Premises with new articles of a similar kind and quality if they become incapable of repair, as a result of any act or default of the Tenant.

(b)	Clause 5.1(a) shall not apply to the extent that any disrepair has been caused by an Insurance Event, except to the extent that payment of the insurance monies is withheld as a result of some act or default of the Tenant.

5.2	Decoration

In the three months before the end of the Term, the Tenant shall decorate the interior of the Premises in a good arid workmanlike manner and with appropriate materials of good quality to the reasonable satisfaction of the Landlord, using colours and materials which shall be first approved by the Landlord (which shall not be unreasonably withheld or delayed).

5.3	Clean

The Tenant shall keep the Premises clean and tidy, with all of the interior surfaces of the windows and other glazing in the Premises being cleaned at least once every month.

5.4	Conduits

The Tenant shall:

(a)	keep the Conduits which form part of the Premises clear and unobstructed and not do anything that causes any obstruction or damage to any of the Conduits serving the Premises or the Building; and

(b)	take all necessary precautions against the bursting or overflowing of any Conduit, tank or water apparatus that forms part of the Premises (whether by frost damage or otherwise), provided that the Conduits, tank or water apparatus were adequately insulated at the date of this Lease.

5.5	Remedy breaches on notice

(a)	Within three months of receiving notice from the Landlord of any breach of the Tenant’s Covenants relating to the repair and condition of the Premises, or immediately in case of emergency, the Tenant shall complete all works required to remedy such breach,

(b)	If the Tenant fails to remedy the breach specified within the requisite time, the Tenant shall permit the Landlord and any person authorised by the Landlord to enter the Premises and remedy the breach and all costs incurred by the Landlord shall be a debt payable by the Tenant as additional rent on demand to the Landlord on a full indemnity basis.

6	Use

6.1	Title matters

The Tenant shall comply with the conditions, covenants, restrictions and other matters contained or referred to in the deeds and documents specified in The Fifth Schedule to the Superior Lease.

6.2	Permitted Use

The Tenant shall use the Premises only for the Permitted Use.

6.3	Prohibited uses

The Tenant shall not use the Premises:

(a)	for any religious, public or political meeting;

(b)	for the sale or production of alcohol;

(c)	for residential purposes or allow any person to sleep in the Premises;

(d)	as a club, sex shop, amusement arcade, betting office, staff agency or employment agency;

(e)	for the preparation or cooking of food, other than in those areas reasonably designated by the Landlord for those purposes;

(f)	for any illegal or immoral purposes;

(g)	for any noxious, noisy or offensive trade or business; or

(h)	for a sale by auction; or

(i)	for any use which is prohibited by the Superior Lease.

6.4	Restrictions on use

The Tenant shall not:

(a)	allow any fish, bird, reptile or animal, other than guide dogs, anywhere in the Premises or the Building;

(b)	do anything that may, in the reasonable opinion of the Landlord, be or grow to be a nuisance, annoyance, disturbance, inconvenience or damage to the Landlord, the Superior Landlord or the other tenants and occupiers in the Building or in any adjoining or nearby property;

(c)	overload the electrical systems of the Premises or the Building or connect any equipment to such electrical systems except in accordance with the design and specification of such electrical systems;

(d)	overload the floors, or suspend any excessive weight from the ceilings or walls of the Premises or overload the lifts serving the Premises and not be unduly noisy or cause vibration or electrical or other interference;

(e)	bring upon, store or use on the Premises any materials, substances or liquids of a specially hazardous, combustible, inflammable, explosive, dangerous or offensive nature;

(f)	obstruct the Common Parts or any means of escape or other facilities serving the Premises or the Building;

(g)	discharge anything into the Conduits which is or may become corrosive or harmful or cause any blockage or damage to them;

(h)	install or operate any machinery or mechanical equipment in or on the Premises, except for office machinery and equipment used by the Tenant in the normal operation of its business, and that does not breach clause 6.4(b);

(i)	erect, exhibit or hang any signs, advertisements, placards, flags, posters, aerials, poles, masts or satellite dishes or any other thing whatsoever on the exterior of the Premises or any other parts of the Building unless permitted to do so under clause 3.2(a);

(j)	store any refuse in the Premises except in suitable containers for that purpose, with all food waste and other pungent or perishable refuse being removed from the Premises daily and all other refuse being removed from the Premises weekly; or

(k)	change the name or postal address of the Premises without the Landlord’s consent, such consent not to be unreasonably withheld or delayed.

6.5	Regulations

The Tenant shall:

(a)	comply with the provisions of all statutes and the requirements of any competent authority in relation to the Premises and the Common Parts and shall carry out and maintain at its own cost all works and arrangements required under any statute, whether imposed on the Tenant or any other person, so far as they relate to the Premises;

(b)	give to the Landlord a copy of every notice, direction, order, proposal, licence, consent or permission relating to the Premises made or given under any statute within ten working days of receipt (or sooner in cases of emergency) and, if required by the Landlord, the Tenant shall at its own cost make or join the Landlord in making such objections, applications or representations relating to them as the Landlord may reasonably require;

(c)	comply with all requirements and recommendations of the local fire officer in respect of the Premises and the Building or their use; and

(d)	comply with all reasonable regulations made by the Landlord or the Superior Landlord at any time for the management of the Building and the exercise of the rights granted to the Tenant under clause 3.2(a) and communicated to the Tenant in writing.

6.6	Defective Premises

The Tenant shall do everything necessary to comply with the Defective Premises Act 1972. In particular, the Tenant shall:

(a)	immediately notify the Landlord of any defect in the Premises or the Building which may give rise to a duty of care on the Landlord or the Superior Landlord under that Act;

(b)	not do anything which might breach any duty of care; and

(c)	display or maintain on the Premises any notices which the Landlord or the Superior Landlord may reasonably require.

6.7	No new covenants

The Tenant shall not enter into any covenant relating to the Premises with any person other than the Landlord or require any assignee or undertenant to give covenants that would restrict the use of the Premises to a greater extent than the restrictions on use contained in this Lease.

6.8	Covenants in other leases

Nothing in this Lease shall give the Tenant any right to enforce or to receive the benefit of or to prevent the release or modification of any covenant or condition in any lease (other than this Lease), deed or document relating to the Premises, the remainder of the Building or any adjoining or nearby property.

7	Encroachments

7.1	Loss of existing rights

The Tenant shall not stop-up, darken or obstruct any window or other opening belonging to the Premises or the Building or do anything which may lead to any rights benefiting the Premises or the Building being lost.

7.2	Creation of new rights

The Tenant shall not permit any encroachment to be made which may lead to rights being acquired by any person over the Premises or the Building and shall at its own cost take such action as the Landlord may reasonably require to prevent any rights being acquired over the Premises or the Building or any rights benefiting the Premises or the Building being lost.

7.3	Notification

The Tenant shall give to the Landlord notification as soon as practicable of any interference with or any encroachment of any right enjoyed by the Premises or the Building or of any attempt to acquire any right over the Premises or the Building.

8	Alterations

8.1	Prohibited alterations

The Tenant shall not carry out any Alterations except as permitted in this clause 8.

8.2	Non-structural alterations

The Tenant may carry out Alterations that are internal and non-structural with the prior consent of the Landlord, such consent not to be unreasonably withheld or delayed.

8.3	General provisions

In respect of all Alterations, the Tenant shall at its own cost:

(a)	provide the Landlord in triplicate with plans, drawings and specifications showing the Premises before and after the proposed Alterations;

(b)	obtain all necessary consents to the Alterations;

(c)	give the insurers of the Building full details of the Alterations and obtain their approval to them;

(d)	carry out the Alterations with good quality materials, in a good, substantial and workmanlike manner, in accordance with the terms of consents obtained for the Alterations and with the requirements of the local planning and other authorities;

(e)	comply with the requirements of any statute which affects the Alterations or the manner in which they are carried out;

(f)	carry out the Alterations to the reasonable satisfaction in all respects of the Landlord and, where the consent of the Superior Landlord is required, the Superior Landlord;

(g)	give to the Landlord and the Superior Landlord full details of the reinstatement value of the Alterations, excluding any tenant’s fixtures forming part of the Alterations, for insurance purposes; and

(h)	remove the Alterations (whether made during the Term of this Lease or during the term of the Previous Lease) and reinstate the Premises to the satisfaction of the Landlord and the Superior Landlord at the end of the Term, unless and to the extent that the Landlord notifies the Tenant in writing otherwise.

8.4	Indemnity

The Tenant shall indemnify the Landlord in respect of any matter arising out of the execution, retention and use of any Alterations,

9	Planning

9.1	Tenant’s obligations

The Tenant shall comply with the provisions of all town and country planning legislation insofar as they relate to the Premises and the use of the Common Parts and shall not:

(a)	make any application for planning permission or any application for a determination that planning permission is not required for any Alterations or any change of use of the Premises without the prior consent of the Landlord. Consent shall not be unreasonably withheld or delayed if the application relates to a matter for which the Landlord cannot unreasonably withhold or delay its consent under this Lease; or

(b)	carry out any Alterations or change the use of the Premises until all necessary planning permissions have been obtained and approved in writing by the Landlord. Subject to clause 9.2, the Landlord shall not unreasonably withhold or delay its approval where it has given consent to the application for planning permission being made.

9.2	Approval of permissions

The Landlord shall be entitled to:

(a)	impose reasonable conditions to the giving of its approval; and

(b)	withhold its approval to any planning permission if any conditions contained in or omitted from it or its duration would, in the reasonable opinion of the Landlord, have or be likely to have an adverse effect on the value of the Landlord’s interest in the Building at any time during or after the end of the Term.

10	Alienation

10.1	Assignment

(a)	Assignment of part

The Tenant shall not assign part only of the Premises.

(b)	Assignment of whole

The Tenant shall not assign the whole of the Premises.

10.2	Underlettings

(a)	Underletting of part

The Tenant shall not underlet part only of the Premises.

(b)	Underletting of whole

The Tenant shall not underlet the whole of the Premises.

10.3	Charging

(a)	Charging of part

The Tenant shall not charge part only of the Premises.

(b)	Charging of whole

The Tenant shall not charge the whole of the Premises.

10.4	Sharing occupation

The Tenant shall not share the occupation of or part with or share the possession of the Premises or hold this Lease on trust for any other person.

10.5	Release of Landlord

The Tenant shall not unreasonably withhold or delay its consent to a request made by any person under s6 or s7 of the 1995 Act for a release from all or any of the covenants in this Lease to be complied with by the Landlord.

10.6	Disclosure of information

The Tenant shall provide to the Landlord immediately on request full details of all occupants of the Premises and the terms of their occupation.

11	Insurance

11.1	Insurance of the Building

The Landlord shall insure the Building, or shall take all necessary steps to procure that the Superior Landlord insures the Building.

11.2	Supplemental insurance

The Landlord shall insure, with a reputable insurance office or through reputable underwriters and through such agency as the Landlord may from time to time determine:

(a)	the Building (other than glazing) against damage or destruction by any of the Insured Risks which the Superior Landlord fails to insure in breach of the terms of the Superior Lease and the Supplemental Risks, in each case in their full reinstatement cost, including the cost of demolition, site clearance, hoarding, shoring up, obtaining all planning permissions, building regulation and all other consents required, complying with the requirements of any statute or public or any other authority, all professional fees, and all other incidental expenses, together in each case with Value Added Tax;

(b)	three years’ loss of the Principal Rent, to the extent that the Principal Rent exceeds the annual amount in respect of which the Superior Landlord insures the Head Rent, taking into account the Landlord’s reasonable estimate of any increases in the Principal Rent;

(c)	its property owner’s and public liability in respect of the Building; and

(d)	such other risks as the Landlord may consider appropriate in connection with the Building.

11.3	Insurance details

(a)	The Landlord shall at the written request and cost of the Tenant, but not more than once a year, give to the Tenant reasonable evidence of the terms of the insurance policy relating to the Building and of payment of the last premium.

(b)	The Tenant shall at the request of the Landlord but at its own cast, give to the Landlord reasonable evidence of valid employers’ and occupiers’ liability insurance.

11.4	Insurance provisos

The Landlord’s obligations under clause 11.2 shall be subject always to:

(a)	insurance cover for properties similar to the Building being ordinarily available with reputable insurance offices in the United Kingdom or underwriters against the Insured Risks and Supplement Risks on reasonable commercial terms;

(b)	such excesses, exclusions, limitations and conditions as the insurers mu apply;

(c)	any policy of insurance not being made void or voidable by any act or default of the Tenant;

(d)	in respect of the Landlord’s obligations under clause 11.2, the Tenant notifying the Landlord of the reinstatement value of any Alterations in accordance with clause 8.3(g).

11.5	Insurance costs

The Tenant shall pay to the Landlord as additional rent on demand:

(a)	any costs incurred by the Landlord in complying with its obligations under clause 11.2

(b)	the amount of any excess which may be deducted or disallowed by the insurers upon the settlement of any insurance claim;

(c)	where the Landlord insures the Building under clause 11.2, the reasonable and proper costs incurred by the Landlord in valuing the Building at reasonable intervals for insurance purposes; and

(d)	the reasonable and proper costs incurred by the Landlord in preparing and making any insurance claim under any insurance policy maintained by the Landlord in relation to the Building.

11.6	Tenant’s obligations

The Tenant shall:-

(a)	comply with the reasonable requirements and recommendations of the insurers of the Building, so far as they relate to the Premises or the use of the Common Parts and provided they are notified to the Tenant in writing;

(b)	not do or bring anything upon the Premises or any other part of the Building which may cause any policy of insurance effected by the Landlord under this Lease or by the Superior Landlord under the Superior Lease to become void or voidable or any sums payable under such policy to be irrecoverable;

(c)	not do or bring anything upon the Premises or any other part of the Building which may increase the premium payable for any policy of insurance effected by the Landlord under this Lease or by the Superior Landlord under the Superior Lease;

(d)	give notice to the Landlord as soon as practicable upon any event occurring which might lead to a claim under or invalidate the insurance policy relating to the Building or might increase the insurance premium payable for the Building or might constitute an Insured Risk;

(e)	except as specifically required under this Lease and except as to tenant’s fixtures and contents, not to effect any insurance policy in relation to the Premises or the Building. If the Tenant breaches this clause 11.6(e), it shall hold the benefit of any insurance monies which it receives in respect of such insurance on trust for the Landlord and shall pay such sums to the Landlord immediately on receipt; and

(f)	pay on demand to the Landlord any irrecoverable insurance monies and increases in insurance premiums and indemnify the Landlord against all sums payable by the Landlord to the Superior Landlord under the Superior Lease arising from any breach of the covenants contained in this clause 11.6.

11.7	Tenant to Insure

The Tenant shall:-

(a)	keep insured with an insurance office which is, in the Landlord’s reasonable opinion, reputable:-

(i)	the internal parts of the Premises;

(ii)	all glazing forming part of the Premises in its full reinstatement cost; and

(iii)	such third party and other risks as the Landlord shall reasonably require, including, but not limited to, employer’s and occupier’s liability insurance;

(b)	produce to the Landlord on demand any policy relating to the insurance referred to in clause 11.7(a) and reasonable evidence that such policy is in force (but shall not be required to do so more than once per year); and

(c)	following damage or destruction of any glazing, promptly reinstate it with glazing of the same specification, appearance and quality as previously.

11.8	Suspension of Principal Rent

(a)	If, following an Insurance Event, the Premises are rendered unfit for occupation and use or inaccessible, the Principal Rent, or a proper proportion of it according to the nature and extent of the damage or destruction, shall be suspended (except to the extent that any insurance monies are withheld due to any act or default of the Tenant) until the date on which the Premises have been reinstated so as to be fit for occupation and use and made accessible or, if earlier, the date on which the period covered by the Landlord’s or Superior Landlord’s loss of rent insurance expires.

(b)	Any dispute about the operation of clause 11.8(a)(a) may be submitted at the request of the Landlord or the Tenant to arbitration.

11.9	Reinstatement of the Premises

(a)	Subject to the provisions of clauses 11.10 and 11.11, following an Insurance Event, unless any insurance monies are withheld due to any act or default of the Tenant and are not made good by the Tenant under clause 11.6(f), the Landlord shall:

(i)	use its reasonable endeavours to procure that the Superior Landlord complies with its obligations to rebuild or reinstate the Building in accordance with the terms of the Superior Lease; and

(ii)	where any insurance monies are payable to the Landlord in respect of reinstatement of the Building:

(1)	use its reasonable endeavours to obtain any planning permissions and other consents required to rebuild or reinstate the Building, but without any obligation to appeal against a refusal or failure to grant planning permission or any other consent; and

(2)	subject to all necessary planning permissions and consents being obtained and the Tenant paying to the Landlord any sums due under clause 11.6(f), the Landlord shall apply such of the insurance monies as are received from the insurers in respect of the Building by virtue of clause 11.2 towards the rebuilding or reinstatement of the Building with all reasonable speed.

(b)	In rebuilding or reinstating, the Landlord shall be entitled to use materials of a different quality, type or specification and may make reasonable changes in the original design, layout or specification of the Building, so long as the extent of the Premises is not materially altered.

(c)	The Landlord shall not be liable to rebuild or reinstate if prevented by one or more of the following reasons:-

(i)	the Landlord failing (despite using reasonable endeavours) to obtain the necessary planning permissions and consents;

(ii)	any planning permissions or consents being granted subject to a condition which the Landlord reasonably considers to be unreasonable; or

(iii)	any other reason beyond the Landlord’s reasonable control.

In such circumstances, all insurance monies received or receivable shall belong to the Landlord.

11.10	Termination where reinstatement impossible within loss of rent period

If an Insurance Event occurs which damages or destroys the Premises and the Landlord is responsible for rebuilding and reinstating them pursuant to clause 11.9(a)(ii)(1), but it is likely, in the reasonable opinion of the Landlord, that it will be impossible to rebuild and reinstate the Premises within the period specified in clause 11.2(a), the Landlord may serve on the Tenant not less than six months’ prior written notice and this Lease shall end on the date when such notice expires and all insurance monies received or receivable by the Landlord shall belong to the Landlord.

11.11	Termination where no reinstatement within one year

If an Insurance Event occurs which renders the Premises unfit for occupation and use or inaccessible, and they have not been reinstated and made accessible within one year of its occurrence, then if the Superior Landlord serves notice on the Landlord or Tenant under the terms of the Superior Lease:-

(a)	the Landlord shall provide the Tenant with a copy of any such notice;

(b)	this Lease shall end on the date when the notice expires; and

(c)	all insurance monies received or receivable by each of the Superior Landlord and the Landlord under any insurance policies maintained by them, respectively, shall belong to them.

Any dispute about the operation of this clause 11.11 may be submitted at the request of the Landlord or the Tenant to arbitration.

12	Services

12.1	Landlord’s obligations

(a)	Subject to the Tenant having paid the Rents and all other sums due to the Landlord under this Lease, the Landlord shall use reasonable endeavours to provide the Services in accordance with the principles of good estate management.

(b)	In providing the Services, the Landlord shall not be liable to the Tenant for any failure, interruption or delay in the supply of the Services which results from:

(i)	any Insured Risk, any mechanical or other breakdown, inclement weather, labour disputes, any shortage of fuel, water or materials or any other reason beyond the Landlord’s reasonable control; or

(ii)	any inspection, repair, maintenance, servicing or replacement of the Building, the Conduits or any other plant or machinery used in the provision of the Services.

(c)	The Landlord shall not be liable to the Tenant for any disrepair to the Retained Parts unless and until the Landlord fails to comply with its obligation to repair within a reasonable time of receiving actual notice of any such disrepair.

(d)	The Landlord shall be entitled at its discretion to withhold, add to or alter the Services, or alter the manner in which they are provided, if the Landlord considers that it is desirable to do so, provided that it does not conflict with the principles of good estate management and further provided that the Landlord shall act reasonably in so doing.

12.2	Service Charge disputes

The Tenant shall not be entitled to dispute the Service Charge on the grounds that any of the Services could have been provided or incurred at a cost lower than that incurred by the Landlord, save in the case that the Landlord has acted unreasonably.

13	End of the Term

At the end of the Term, the Tenant shall:

13.1	return the Premises to the Landlord with vacant possession, repaired, cleaned and maintained in accordance with the Tenant’s Covenants, and in accordance with the tenant’s covenants contained in the Previous Lease;

13.2	unless and to the extent that the Landlord notifies the Tenant in writing otherwise, reinstate all Alterations (whether carried out during the Term of this Lease or during the term of the Previous Lease) and restore the Premises to the state and condition in which the Tenant first took possession of them under the Previous Lease;

13.3	return all keys and security passes to the Premises and the Building to the Landlord;

13.4	deliver to the Landlord the original Lease and all other title deeds and documents relating to the Premises; and

13.5	execute such deed or document as the Landlord shall require in order to cancel any entry or title relating to this Lease at the Land Registry.

14	Superior lease

14.1	Tenant’s obligations

The Tenant shall comply with the obligations on the part of the tenant contained in the Superior Lease, except for the obligation to pay the rents reserved by it.

14.2	Landlord’s obligations

The Landlord shall:

(a)	pay to the Superior Landlord the rents reserved by the Superior Lease and perform the covenants of the tenant and the conditions contained in, the Superior Lease, except insofar as the covenants fall to be observed and performed by the Tenant by reason of the obligations of the Tenant in this Lease; and

(b)	at the request and cost of the Tenant, use its reasonable endeavours to procure that the Superior Landlord complies with the obligations on the part of the Landlord contained in the Superior Lease; and

(c)	acknowledge the right of the Tenant to production and to take copies of the Superior Lease.

14.3	Consents

Where the consent or approval of the Landlord is required under this Lease:

(a)	it shall be a condition precedent to the grant of that consent or approval that, if required under the Superior Lease, the consent or approval of the Superior Landlord is obtained; and

(b)	where the Landlord may not unreasonably withhold its consent or approval, the Landlord shall, at the cost of the Tenant on a full indemnity basis, use its reasonable endeavours to obtain the consent or approval of the Superior Landlord, where this is required under the Superior Lease.

15	Quiet enjoyment

The Tenant shall be entitled quietly to enjoy the Premises throughout the Term, without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

16	Agreements and provisos

16.1	Re-entry

The Landlord shall be entitled to re-enter the Premises and terminate this Lease if:-

(a)	the Rents, or any part of them, remain unpaid twenty-one days after becoming due (whether formally demanded or not);

(b)	the Tenant, or any guarantor of the Tenant, is in breach of any of its obligations under this Lease;

(c)	there is an Insolvency Event.

16.2	Exclusion of compensation

The Tenant shall not be entitled to any compensation under any statute or otherwise at the end of the Term, so far as the law allows.

16.3	Tenant’s property

If, at the end of the Term, the Tenant leaves any property belonging to the Tenant on the Premises, the Landlord shall be entitled at the cost of the Tenant to remove such property from the Premises. If the Tenant fails to collect such property within ten working days of being requested to do so in writing by the Landlord or if the Landlord is unable to make such request, within twenty working days of the Landlord’s first attempt to do so:

(a)	the Landlord shall be entitled, as the agent for the Tenant, to sell such property;

(b)	the Tenant shall indemnify the Landlord against any liability incurred by the Landlord to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant;

(c)	the Tenant shall indemnify the Landlord against any damage caused to the Premises and any liability of the Landlord caused by or related to the presence of the Tenant’s property in the Premises;

(d)	the Landlord shall be entitled to use any proceeds of sale to defray any costs properly incurred in connection with the removal, storage and sale of such property and to discharge any other sums which may still be due to the Landlord under the terms of this Lease; and

(e)	if the Landlord, having made reasonable efforts, is unable to locate the Tenant, the Landlord shall be entitled to retain such proceeds of sale absolutely, unless the Tenant claims them within three months of the date on which the Tenant vacated the Premises.

16.4	Disputes with adjoining occupiers

If any dispute arises between the Tenant and the occupiers of other parts of the Building or any adjoining or nearby property in connection with the use of the Premises and any other part of the Building or any adjoining or nearby property or as to the boundary structures separating the Premises from any other property it shall be decided by the Landlord or in such manner as the Landlord shall direct.

16.5	Entire understanding

This Lease embodies the entire understanding of the parties relating to the Premises and to all matters dealt with by any of the provisions of this Lease.

16.6	Representations

The Tenant acknowledges that in entering into this Lease no reliance has been placed upon any representation, warranty or statement (whether oral, written or implied) made by or on behalf of the Landlord.

16.7	Notices

(a)	Any notice to be given under this Lease shall be in writing.

(b)	Any notice may be served on the recipient at its address set out in the Particulars (or such other address as that party may specify in writing to the other from time to time).

(c)	Any notice served by DX shall be deemed to be received on the first working day after being sent.

(d)	Any notice served by first class post, special delivery or recorded post shall be deemed to be received on the second working day after being sent.

(e)	Any notice served by second class post shall be deemed to be received on the third working day after being sent.

(f)	Any notice shall be valid if given by the solicitors acting on behalf of the party serving the notice.

(g)	Notice may not be served by electronic mail or by fax.

16.8	New tenancy

This Lease creates a “new tenancy’ for the purposes of sl of the 1995 Act.

16.9	Landlord and Tenant Act 1954

(a)	The parties agree that the provisions of ss24 to 28 (inclusive) of the 1954 Act shall not apply to the tenancy created by this Lease.

(b)	The parties confirm that the Landlord has served on the Tenant a notice in relation to the tenancy created by this Lease in the form, or substantially the form, set out in Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Order”).

(c)	The parties further confirm that the Tenant or a person duly authorised by the Tenant has made a statutory declaration in relation to the notice referred to in clause (b), in a form complying with the requirements of Schedule 2 to the Order.

(d)	There is no agreement for lease to which this Lease gives effect.

16.10	Contracts (Rights of Third Parties) Act 1999

Unless this Lease states otherwise, the parties do not intend to confer any right or benefit which is enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 upon any party who is not a party to this Lease.

16.11	Arbitration

Where any matter may be referred to arbitration under this Lease, the matter is to be submitted to a single arbitrator under the Arbitration Act 1996, and the arbitrator shall be appointed by agreement between the Landlord and the Tenant or, in the absence of agreement, by the President of the Royal Institution of Chartered Surveyors, or the next available officer, on the application of either the Landlord or the Tenant. The arbitrator shall not have the power to order the rectification, setting aside or cancellation of the Lease.

16.12	Break Clause

Either the Landlord or the Tenant may end this Lease on the Break Date by serving not less than one month’s prior written notice on the other party. This Lease shall then end on the Break Date provided that in the case of a notice served by the Tenant the Tenant has paid all of the Rents due under this Lease up to and including the Break Date unless and to the extent that the Landlord in its absolute discretion elects in writing to waive these conditions. Any overpayment of Rents shall be refunded to the Tenant within 14 days of the date of determination of the Lease.

16.13	Outstanding liabilities on termination

When this Lease ends, whether by effluxion of time, or otherwise, it shall be without prejudice to outstanding liabilities of any party to any other party.

16.14	Jurisdiction

This Lease shall be governed and construed in accordance with English law and the English courts shall have exclusive jurisdiction in relation to any disputes between the Landlord and the Tenant arising out of or related to this Lease.

16.15	Execution

The parties have signed this Lease as a deed and it is intended to be and shall be delivered on the date of this Lease.

The First Schedule

Part 1

The Building

The Building:

1.	includes all Conduits from time to time within or leading to the Building that serve it, but excludes those that form part of the public mains;

2.	includes all landlord’s fixtures forming part of the Building from time to time;

3.	includes all additions, alterations and improvements made to the Building; and

4.	excludes any tenant’s fixtures forming part of the Building from time to time.

Part 2

The Premises

1	The Premises Include:

1.1	all non-structural or non-loadbearing walls and columns within the Premises;

1.2	the inner half, severed vertically, of any non-structural or non-load bearing walls and columns that divide the Premises from other parts of the Building;

1.3	the internal plaster surfaces and finishes of the wails of the Premises, including those on any structural or loadbearing walls and columns within or enclosing the Premises;

1.4	all ceiling finishes;

1.5	all internal windows (including the frames and fitments and all glazing);

1.6	all curtains and blinds provided or paid for by the Landlord and their replacements;

1.7	all doors and door frames in all walls within or enclosing the Premises and all door furniture and glazing within the doors;

1.8	all other glazing (whether in partitions or otherwise);

1.9	all floor finishes, floor screeds and raised floor systems;

1.10	all carpets or other floor coverings provided or paid for by the Landlord;

1.11	all sanitary and hot and cold water apparatus and equipment within and exclusively serving the Premises;

1.12	all Conduits within or leading to the Premises that exclusively serve the Premises, but excludes those that form part of the public mains;

1.13	all other landlord’s fixtures that exclusively serve the Premises;

1.14	all Alterations, except to the extent that they comprise tenant’s fixtures; and

1.15	all air conditioning apparatus and equipment within and exclusively serving the Premises.

2	The Premises Exclude:

2.1	all structural or loadbearing walls and columns and the structural slabs of any roofs and floors;

2,2	all external windows (including the frames and fitments and all glazing);

2.3	all Conduits and landlord’s fixtures within the Premises which do not exclusively serve the Premises;

2.4	the air space above the suspended ceiling systems and the suspended ceiling systems and light fittings; and

2.5	ail tenant’s fixtures and chattels.

Part 3

Rights granted to the Tenant

1	Access

The right:

1.1	on foot only to use the Common Parts for the purpose of access to and from the Premises;

1.2	in emergency only, to use the fire escape routes within the Building.

2	Conduits

The right to the passage of Utilities through any Conduits that serve the Premises and that do not form part of the public mains.

3	Support

The right of support, shelter and protection for the Premises from the remainder of the Building.

4	Signs

The right to display at the entrance to the Premises a sign stating the Tenant’s name and business, of such type and size and in such position as the Landlord may determine.

Part 4

Rights reserved to the Landlord and others

1	Entry On The Premises

1.1	The right at any time to enter and remain on the Premises with or without plant, machinery and equipment to:-

(a)	exercise the rights reserved in clause 3,2 of this Lease;

(b)	inspect, clean, maintain, repair, connect, remove, lay, renew, replace, alter and carry out any other works to or in connection with the Conduits and the provision of the Services and any easements or services benefiting the Premises, the remainder of the Building and any adjoining or nearby property;

(c)	view the state and condition of the Premises, the remainder of the Building and any adjoining or nearby property including, where necessary, opening up any part or parts of the floors, ceilings and walls of the Premises;

(d)	remedy any breach of the Tenant’s Covenants;

(e)	carry out any repairs, decoration, alterations, works of refurbishment, cleaning and any other works to the remainder of the Building or to any adjoining or nearby property, or to do anything which the Landlord may, or is obliged to do under this Lease or otherwise;

(f)	in connection with any requirements of the insurers of the Premises or the Building;

(g)	value the Premises or the Building, whether for insurance purposes or otherwise;

(h)	prepare for the disposal of the Landlord’s or any superior interest in the Premises or the Building or, in the last six months of the Term, the reletting of the Premises;

(i)	affix on the exterior of the Premises notices for the sale of the Premises or the Building or, in the last six months of the Term, the reletting of the Premises;

(j)	comply with its obligations to any superior landlord or mortgagee;

(k)	in emergency only, to use the fire escape routes within the Premises designated by the Landlord for use as a means of escape in case of fire;

(l)	to measure and assess the Premises and carry out works pursuant to and in connection with any EPC; and

(m)	any other reasonable purpose.

1.2	On the exercise of any rights of entry on the Premises (except where the Tenant is in breach of the Tenant’s Covenants), the person entering shall give reasonable prior notice to the Tenant (except in cases of emergency), cause as little damage and inconvenience as reasonably practicable in the exercise of the rights and make good any damage caused to the Premises in the exercise of those rights.

2	Conduits

The right to the passage of Utilities through any Conduits which are now or may at any time be in, under or over the Premises and the right to create new services or easements in, under or over the Premises and to connect into and use any existing Conduits or lay new Conduits in, under or over the Premises.

3	Support

The right of support, shelter and protection from the Premises for the remainder of the Building and any adjoining or nearby property.

4	The Building

4.1	The right at any time to raise the height of, build on, rebuild, alter, demolish, develop, repair, clean, decorate or carry out any other works to any part of the Building and any adjoining or nearby property and the right to erect new buildings of any height on any part of the Building and any adjoining or nearby property, in each case in such manner as the Landlord thinks fit.

4.2	In exercising the rights in paragraph 4.1 of Part 3 of this First Schedule, the Landlord shall be entitled to build on or into any external wall of the Premises and to oversell cranes and their loads over the Premises and erect scaffolding against any external wall of the Premises for the duration of the works being carried out.

4.3	The Tenant shall not be entitled to claim against the Landlord for any interference in the right and passage of light and air to the Premises arising from the exercise of the rights in this paragraph 4.

The Second Schedule

The Services

1	Maintaining Retained Parts

Inspecting, repairing, maintaining, treating, cleaning, decorating, servicing, and, when in the reasonable opinion of the Landlord necessary, altering, replacing and rebuilding the Retained Parts, (excluding the external glazing serving the Premises) and all plant, machinery, equipment and Conduits,

2	Toilets

Maintaining a supply of hot and cold water to the lavatories in the Common Parts at such times as the Landlord reasonably considers necessary or desirable.

3	Heating and air. Conditioning

Providing central heating and air-conditioning to the Common Parts at such temperatures as the Landlord reasonably considers to be adequate for such hours and at such times of the year as the Landlord reasonably considers necessary or desirable.

4	lighting

Providing lighting to the Common Parts, where appropriate, at such times as the Landlord reasonably considers necessary or desirable.

5	Maintenance of Fire Equipment

Providing, inspecting, operating, maintaining and, when in the reasonable opinion of the Landlord necessary, and replacing fire prevention and fire fighting equipment including fire alarms, extinguishers, detectors and sprinkler systems in the Common Parts,

6	Cleaning

Cleaning the external glazing of the Building and all glazing and window-frames in the Retained Parts on a quarterly basis, except where the individual responsibility of any tenant or occupier of the Building, and cleaning other external Retained Parts and providing and maintaining facilities and equipment for these purposes.

Executed as a deed by HYDE PARK	)

RESIDENCE LIMITED acting by a	)

Director and its secretary/two directors	)

/s/ Astrid Bray
Director

/s/ Andrew Morgan
Secretary/Director

Executed as a deed by	)

TIZIANA PHARMA LIMITED	)

acting by Director and its	)

secretary/two directors	)

/s/ Gabriele Cerrone
Director

/s/ Kunwar Shailubhai
Secretary/Director

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